                          RPM, INC. AND SUBSIDIARIES                         15
                          --------------------------
               CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
               ---------------------------------------------------
                  PER COMMON SHARE AND COMMON SHARE EQUIVALENTS
                  ---------------------------------------------
                                   (Unaudited)
                    (In thousands, except per share amounts)

                                                                   Exhibit 11.1
                                                                   ------------



                                                                           Six Months Ended               Three Months Ended
                                                                             November 30,                    November 30,
                                                                    -----------------------------   ------------------------------
                                                                         1996           1995              1996           1995
                                                                    -------------  --------------   --------------- --------------
                                                                                      (Restated)                       (Restated)
SHARES OUTSTANDING
   For computation of primary earnings per
     common share
        Weighted average shares                                        77,481          74,904            77,503         74,904
        Net issuable common share equivalents                             443             459               517            459
                                                                 -------------  --------------   --------------- --------------

              Total shares for primary earnings
                 per share                                             77,924          75,363            78,020         75,363

   For computation of fully-diluted earnings
     per common share
        Additional shares issuable assuming
           conversion of convertible securities                         9,767           9,767             9,767          9,767

        Additional common shares equivalents;
           ending market value higher than
           average market value                                           214              83               144             83
                                                                 -------------  --------------   --------------- --------------

               Total shares for fully-diluted
                  earnings per share                                   87,905          85,213            87,931         85,213
                                                                 =============  ==============   =============== ==============

NET INCOME
   Net income applicable to common shares
      for primary earnings per share                                  $42,489         $36,251           $18,533        $16,258
        Add  back interest net of tax on convertible
           securities assumed to be converted                           2,590           2,459             1,306          1,219
                                                                 -------------  --------------   --------------- --------------

   Net income applicable to common shares for
      fully-diluted earnings                                          $45,079         $38,710           $19,839        $17,477
                                                                 =============  ==============   =============== ==============



   Earnings Per Common Share and Common
      Share Equivalents                                                  $.55            $.48              $.24           $.22
                                                                         ====            ====              ====           ====


   Earnings Per Common Share Assuming Full
      Dilution                                                           $.51            $.45              $.23           $.21
                                                                         ====            ====              ====           ====

*Data for November 30, 1995 has been restated to reflect the January 12, 1996 acquistion of TCI, Inc.
  accounted for under the pooling-of-interests method.

The accompanying notes to consolidated financial statements are an integral part of these statements.